FOR IMMEDIATE RELEASE	Exhibit 2
May 25, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding the Partial Amendment of the Articles of Incorporation
     At today’s meeting of the Board of Directors, Nissin resolved to partially amend the Articles of Incorporation as described below at the 47th Ordinary General Meeting of Shareholders to be held on June 24, 2006.
1.	Purpose of the amendments to the Articles of Incorporation
(1)	The Corporate Law (Law No. 86 of 2005), the Law Concerning the Coordination, etc. of Laws for Relating to the Enforcement of the Corporate Law (Law No. 87 of 2005, hereinafter referred to as the “Coordination Law”), which accompanied the implementation of the Corporate Law, and a Ministry of Justice ordinance were implemented on May 1, 2006, and the required changes are to be made in accordance with the fact that Articles of Incorporation are to be established based on the laws and ordinances in question.
	In the Coordination Law, items that are established in the Articles of Incorporation are to be clearly described according to the proposed changes to Article 4 (Institutions), Article 7 (Issuance of share certificates), and Article 10, Paragraph 1 (Custodian of the record of shareholders).
‚	The proposed changes of Article 9 (Rights of shareholders holding shares of less than one unit) are to be instituted so that the rights that can be exercised in relation to shares of less than one unit are within a reasonable range.
ƒ	In the Corporate Law, regulations relating to the location of meetings were abolished, so Article 11, Paragraph 2 of the current Articles of Incorporation is to be deleted in order to make it possible to hold meetings in more convenient locations without limiting the location where the General Meeting of Shareholders are held.
„	According to the Corporate Law and the Ministry of Justice ordinance, it is now possible to consider reference materials, etc., for the General Meeting of Shareholders to have been provided to the shareholders by disclosing them over the Internet according to the provisions of the Articles of Incorporation, so the proposed changes of Article 15 (Provision of reference materials, etc., for the General Meeting of Shareholders via the Internet) are to be instituted for the purposes of improving convenience for all of our shareholders and reducing the cost of meetings.
…	According to Article 370 of the Corporate Law, the proposed changes of Article 25 (Methods of resolution of Board of Directors) are to be instituted so that resolutions of the Board of Directors can be implemented flexibly as required in accordance with the fact that the omission of resolutions has been permitted at the meetings of the Board of Directors.

†	The effective period of resolutions for the appointment of substitute auditors shall be as stipulated in the proposed changes of Article 32 (Efficacy of resolution for the appointment of substitute auditors) so that it shall be four years as rule.
‡	Article 39 (External Auditor liability limitation agreement) shall be instituted so that external auditors may fully execute the roles expected of them in accordance with the provisions of Article 427, Paragraph 1 of the Corporate Law.
ˆ	As a result of Article 459, Paragraph 1 of the Corporate Law, it has become possible to grant rights regarding the distribution of retained earnings to the Board of Directors according to the provisions of the Articles of Incorporation, so Article 43 (Decision-making policy for the distribution of retained earnings, etc.) is to be instituted so that a functional capital policy can be implemented. In conjunction with this, Article 6 (Purchase of shares) and Article 38 (Interim dividends) shall be deleted from the current Articles of Incorporation.
‰	The proposed changes of Article 44 (Record date for the distribution of surplus, etc.) is to be instituted in order to stipulate the record dates for the distribution of retained earnings that shall have the record date of March 31 each year, and for the distribution of retained earnings that shall have the record date of September 30 each year, and it will also make it possible for the distribution of retained earnings to have other dates as the record date.
Š	In addition to bringing about consistency with the language of the Corporate Law, the changes shall also adjust the numbering of articles, and implement the addition or deletion of articles or any other corrections or modifications of wording required in accordance with the newly instituted articles.

Furthermore, the proposed changes of Article 28, Article 29, and Article 38 outline provisions that include Article 25, Article 26, and Article 35 of the current Articles of Incorporation, and the consent of the board of statutory auditors through anonymous vote has been obtained for the proposed changes of Article 28 and Article 29.
(2)	The company name has been changed from “Nissin” to “NIS GROUP”, in order to establish a brand image as a total financial solution provider by utilizing the comprehensive strength of our group company. In addition, the change shall be effective on October 1, 2006 in accordance with a supplementary provision, which would be deleted from the Article of Incorporation afterward.
(3)	Objectives have been added to the proposed changes of Article 2 (Objectives) to provide for the diversification of our businesses and future business expansion.
(4)	Modifications shall be made so that the Chairman of the Board of Directors can hold the right to assemble the Board of Directors and act as Chairman (the proposed changes of Article 14 (Authorized convocator General Meeting of Shareholders and Chairman) and the proposed changes of Article 24 (Authorized convocator and Chairman of meeting of the Board of Directors)).
(5)	The articles regarding the representative Directors and Directors with special titles shall be unified with the proposed changes of Article 22 (Representative Directors and Directors with special titles), and Vice Chairman of the Board, and Executive Advisor shall be added to these.
2.	Details of the amendments to the Articles of Incorporation
The details of the amendments are as described in the attachment.
3.	Schedule
At the time of the decision at the 47th regular General Meeting of Shareholders held on Saturday, June 24, 2006.

ATTACHMENT
(Details of the amendments to the Articles of Incorporation)
(Amendments are underlined)

Current Articles of Incorporation		Proposed Amendment

Chapter I GENERAL PROVISIONS		Chapter I GENERAL PROVISIONS

(Corporate name)		(Corporate name)
Article 1	The Company shall be called Kabushikigaisha Nissin, and the English name shall be NISSIN CO., LTD.	Article 1	The Company shall be called NIS GROUP kabushikigaisha, and the English name shall be NIS GROUP CO., LTD.

(Objectives)		(Objectives)
Article 2	The objectives of the Company shall be to engage in the following businesses.	Article 2	The objectives of the Company shall be to engage in the following businesses.
	1. Consumer credit business, enterprise credit business, and financial mediation, guarantee, and agency of these		1. Consumer credit business, enterprise credit business, and financial mediation, guarantee, and agency of these
(Newly established)			2. Credit management and collection business
(Newly established)			3. The business of leasing, rental, buying and purchasing (including buying and purchasing by installments), and managing real estate
	2. The rental, buying and selling, and brokerage of real estate		4. The buying and selling, exchange, rental, mediation, appraisement, management, possession, and operation of real estate
(Newly established)			5. Civil engineering, building work, and contracting business
	3. The buying and selling of securities		6. The buying and selling, mediation, commissioning, or agency of securities
	4. Non-life insurance agent business, business related to the offering of life insurance, and insurance agent business based on the Automobile Liability Security Law		7. Non-life insurance agent business, business related to the offering of life insurance, and insurance agent business based on the Automobile Liability Security Law
	5. Investment in enterprises and management consultancy business		8. Investment in enterprises and management consultancy business
(Newly established)			9. Rental contracts for corporate housing, offices, and parking space and sales contract business agency
(Newly established)			10. The business of supplying temporary labor
(Newly established)			11. Importing and exporting products and distribution business
	6. Collection agency business		12. Collection agency business
	7. Computing work agency business		13. Computing work agency business
	8. The contracting of advertising and publicity		14. The contracting of advertising and publicity
	9. Factoring business		15. Factoring business
	10. The development and distribution of computer software		16. The development and distribution of computer software
	11. The distribution of computers and peripheral devices		17. The distribution of computers and peripheral devices
	12. The management and rental of sports facilities		18. The management and rental of sports facilities
	13. Office work agency business such as enterprise accounting or labor services		19. Office work agency business such as enterprise accounting or labor services
	14. Internet provider business		20. Internet provider business
	15. Internet advertising and publicity business		21. Internet advertising and publicity business
	16. The mediation of money borrowing and lending using the Internet		22. The mediation of money borrowing and lending using the Internet
	17. Business related to the development of Internet software and the commissioning of its production as well as consulting business related to these		23. Business related to the development of Internet software and the commissioning of its production as well as consulting business related to these
	18. Business related to general bridal services		24. Business related to general bridal services
	19. Business related to the planning, management, and coordination of all types of events		25. Business related to the planning, management, and coordination of all types of events
	20. Business related to all types of training and courses for the acquisition of all types of licenses		26. Business related to all types of training and courses for the acquisition of all types of licenses
	21. The production of advertising and publicity as well as advertising agency business		27. The production of advertising and publicity as well as advertising agency business
	22. Automobile inspection recruitment business		28. Automobile inspection recruitment business

Current Articles of Incorporation		Proposed Amendment

	23. All business that is ancillary to each of the preceding items		29. All business that is ancillary to each of the preceding items

(Location of headquarters)		(Location of headquarters)
Article 3	The Company shall have its headquarters based in Matsuyama-shi, Ehime-ken.	Article 3	(same as at present)

(Newly established)		(Institutions)
		Article 4	In addition to the General Meeting of Shareholders and the Directors, the Company shall institute the following bodies
1. Board of Directors
2. Auditors
3. Board of Auditors
4. Accounting Auditor(s)
(Inserted here to comply with requirements of the Corporate Law.)

(Method of public announcement)		(Method of public announcement)
Article 4	Public announcements of the Company shall be made electronically. However, when unavoidable circumstances make it impossible to rely on electronic notification, then public announcements shall be made in the Nihon Keizai Shimbun.	Article 5	Public announcements of the Company shall be made electronically. However, when an accident or any other unavoidable circumstances make it impossible to rely on electronic notification, then public announcements shall be made in the Nihon Keizai Shimbun.

Current Articles of Incorporation	Proposed Amendment

Chapter II SHARES	Chapter II SHARES

(Total number of shares to be issued)	(Total number of issuable shares)
Article 5 The total number of shares to be issued by the	Article 6 The total number of shares issuable by the Company
Company shall be 768 million shares. However, when the retirement of shares has been carried out, the number of shares shall be reduced accordingly.	shall be 768 million shares.

(Purchase of shares)	(Deleted)
Article 6 The Company shall be able to purchase its
own shares by resolution of the Board of Directors according to the provisions of Article 211-3, Paragraph 1, Item 2 of the Commercial Code.

(Newly established)	(Issuance of shares)
Article 7 The Company shall issue share certificates corresponding to shares.

(Number of shares per unit and non-issuance of shares of less than one unit)	(Number of shares per unit and non-issuance of shares of less than one unit)
Article 7 The number of Company shares per unit shall be 100 shares.	Article 8 The number of Company shares per unit shall be 100 shares.

2. The Company shall not issue share certificates for shares of less than one unit (hereinafter “shares of less than one unit”) shall be issued for the Company.	2. Provisions of the preceding article notwithstanding, the Company shall not issue share certificates for shares of less than one unit.

(Newly established)	(Rights of shareholders holding shares of less than one unit)
Article 9 Shareholders (including beneficial shareholders;
the same hereafter) holding shares of less than one unit shall not be able to exercise rights other than the following for shares of less than one unit:
1. Rights set forth in each item of Article 189, Paragraph 2 of the Corporate Law
2. Rights claimed by means of provisions of Article 166, Item 1 of the Corporate Law
3. Rights to receive allocation of a subscription of shares and the allocation of a subscription of share warrants in accordance with the number of shares held by the shareholder

(Transfer agent)	(Custodian of the record of shareholders)
Article 8 The Company shall establish a transfer agent for the shares.	Article 10 The Company shall establish a custodian of the record of shareholders for the shares.
2. The transfer agent and its place of business shall be determined by resolution of the Board of Directors and publicly announced.	2. The custodian of the record of shareholders and its place of business shall be determined by resolution of the Board of Directors.
3. The Company’s record of shareholders (including the beneficial record of shareholders; the same hereafter) and the record of lost certificates shall be kept at the transfer agent’s place of business, and the transfer of shares, the registration of lost certificates, the registration of rights of pledge, and the indication of shares held in trust — as well as the cancellation, the non-issuance of share certificates, the delivery of share certificates, the purchase of shares of less than one unit, the acceptance of registrations, the acceptance of official shareholder notifications, and other business related to shares — shall be handled by the transfer agent, and these shall not be handled by the Company.	3. The preparation and custody of the Company’s record of shareholders (including the beneficial shareholder record; the same hereafter), the share warrant register, and the record of lost certificates, and other business related to the Company’s record of shareholders, the share warrant register, and the record of lost certificates shall be entrusted to the custodian of the record of shareholders, and these shall not be handled by the Company.

Current Articles of Incorporation	Proposed Amendment

(Share Handling Regulations)	(Share Handling Regulations)
Article 9 The types of shares and the transfer of shares, the	Article 11 The type of share certificates issued by the
registration of lost certificates, the registration of rights of pledge, the indication of shares held in trust, the non-issuance of share certificates, the re-issuance of share certificates, the purchase of shares of less than one unit, the acceptance of registrations, the acceptance of official shareholder notifications, and other business related to shares — as well as commissions — shall be handled according to the Share Handling Regulations established at a meeting of the Board of Directors.	Company, the entry and recording of data in the Company’s record of shareholders, the share warrant register and the record of lost certificates, the exercise of the rights of shareholders, the handling of shares and share warrants, and commissions shall be handled according to the Company’s Share Handling Regulations established at a meeting of the Board of Directors when these are not established by laws or ordinances, or by these Articles of Incorporation.

(Record date)	(Moved to Article 13)
Article 10 The Company shall consider shareholders who
have shareholder voting rights entered or recorded in the Company’s record of shareholders at the end of March 31 of each year (including beneficial shareholders; the same hereafter) as shareholders who eligible to exercise their rights at the regular General Meeting of Shareholders of that accounting term.
2. Other than as described in the preceding paragraph,	(Deleted)
when it is necessary to establish the persons exercising their rights, a public announcement shall be made in advance, and the shareholders or registered pledgees who are entered or recorded in the Company’s record of shareholders at the end of March 31 of each year shall be considered to be the shareholders or registered pledgees who can exercise these rights.

Chapter III General Meeting of Shareholders	Chapter III General Meeting of Shareholders

(Time of Convocation of General Meeting of Shareholders and	(Convocation of General Meeting of Shareholders)
place of convocation)
Article 11 Ordinary General Meetings of Shareholders shall	Article 12 The Company’s Ordinary General Meeting of
be convened in June each year, and Extraordinary General Meetings of Shareholders shall be convened as required.	Shareholders shall be convened in June each year, and Extraordinary General Meetings of Shareholders’ shall be convened as required.
2. The General Meeting of Shareholders shall be convened at the head office or an adjacent area, or in	(Deleted)
Shinjuku-ku, Tokyo.

(Moved from Article 10)	(Record date of the Ordinary General Meeting of Shareholders)
Article 13 The Company shall consider shareholders who have
shareholder voting rights entered or recorded in the Company’s record of shareholders at the end of March 31 of each year to be shareholders who may exercise their rights at the Ordinary General Meeting of Shareholders related to that business year.

Current Articles of Incorporation		Proposed Amendment

(Voting by proxy)		(Moved to Article 17)
Article 12	A shareholder intending to exercise voting rights by proxy may do so only through a proxy who is also a Company shareholder with voting rights.

(Conditions for resolutions of the General Meeting of Shareholders)		(Moved to Article 16)
Article 13	A resolution of a General Meeting of Shareholders shall be carried by at least a majority of the voting rights of the shareholders in attendance, unless otherwise established by law or the Articles of Incorporation.
2. Resolutions pursuant to Article 343 of the Commercial Code and resolutions where the resolution process of the same article applies in the Commercial Code or any other law shall be carried by a two-thirds majority of all shareholders in attendance who hold at least one-third of shareholder voting rights.

(Convocator of General Meeting of Shareholders and Chairman)		(Authorized convocator General Meeting of Shareholders and Chairman)
Article 14	The General Meeting of Shareholders shall be convened by the Representative President and Executive Officer in accordance with a resolution of the Board of Directors, and he shall act as the Chairman.	Article 14	The General Meeting of Shareholders shall be convened by the Chairman of the Board or the President in accordance with a resolution of the Board of Directors, and he shall act as the Chairman, unless otherwise established by law.
	2. If an accident should befall the Representative President, then the Board of Directors shall follow the order prescribed in advance, and another director shall act in his place.		2. If an accident should befall the Chairman of the Board or the President, then the Board of Directors shall follow the order prescribed in advance, and other Directors shall convene the General Meeting of Shareholders and act as the Chairman.

(Newly established)		(Provision of reference materials, etc., for the General Meeting of Shareholders via the Internet)
		Article 15	When the Company is convening a General Meeting of Shareholders, it may consider information listed in the reference materials for the general shareholders’ meeting, the business reports, the financial reports, and the consolidated financial reports (including the audit reports and the accounting reports corresponding to the relevant consolidated financial reports) or information corresponding to items that must be disclosed to have been provided to shareholders when it is disclosed over the Internet in accordance with the provisions of the Ministry of Justice ordinance.

(Moved from Article 13)		(Resolution methods of the General Meeting of Shareholders)
		Article 16	Resolutions of a General Meeting of Shareholders shall be carried by a majority of voting rights of the shareholders in attendance who can exercise their voting rights, unless otherwise stipulated by law or the Articles of Incorporation.
2. Pursuant to provisions of Article 309, Paragraph 2 of the Corporate Law, resolutions shall be carried by a vote of at least two-thirds of the voting rights of shareholders in attendance who hold at least one-third of the voting rights of all shareholders who can exercise their voting rights.

Current Articles of Incorporation	Proposed Amendment

(Moved from Article 12)	(Voting by proxy)
Article 17 A shareholder may exercise his/her voting rights
by designating one shareholder with voting rights in the Company as a proxy.
2. A shareholder or shareholder’s proxy must submit written evidence of the proxy’s authority to the Company at each General Meeting of Shareholders.

Chapter IV Directors and Board of Directors	Chapter IV Directors and Board of Directors

(Number of Directors)	(Number of Directors)
Article 15 There shall be no more than twelve (12) Company	Article 18 (same as at present)
Directors.

(Election of Directors)	(Method of electing Directors)
Article 16 Directors shall be elected at a General	Article 19 Directors shall be appointed by resolution of
Meeting of Shareholders.	the Board of Directors.
2. The election of a Director shall be carried by a majority of the voting rights of shareholders in attendance who hold at least one-third of all shareholder voting rights.	2. A resolution for the election of a Director shall be carried by a majority of the voting rights of shareholders in attendance who hold at least one-third of the shareholder voting rights of shareholders who can exercise their voting rights.
3. The appointment of Directors shall not be by cumulative voting.	3. A resolution for the election of a Director shall not be by cumulative voting.

(Term of Directors)	(Term of Directors)
Article 17 The term of the Directors shall expire upon the	Article 20 The term of Directors shall expire upon the conclusion
conclusion of the regular General Meeting of Shareholders related to the final accounting term within one year of their appointment.	of the regular General Meeting of Shareholders related to the last accounting term to conclude within one year of their appointment.

(Authority of the Board of Directors)	(Deleted)
Article 18 The Board of Directors shall decide on
matters stipulated by law or the Articles of Incorporation and other important matters related to the business and affairs of the Company, and shall oversee the execution of the duties of the Directors.

(Notification of convocation of a meeting of the Board of Directors)	(Notification of the convocation of a meeting of the Board of Directors)
Article 19 Notification of the convening of a meeting of	Article 21 (same as at present)
the Board of Directors shall be issued to each Director and each Auditor at least two (2) days prior to the meeting date. However, when there is an urgent need, this period may be shortened.
(Newly established)	2. With the consent of all of the Directors and Auditors a meeting of the Board of Directors may be held without going through convocation procedures.

(Appointment of Representative Directors)	(Representative Directors and Directors with special titles)
Article 20 Directors who are to represent the Company shall	Article 22 Representative Directors shall be appointed by
be elected by a resolution of the Board of Directors.	resolution of the Board of Directors.
(Moved from Article 21 and integrated)	2. One (1) Chairman of the Board, one (1) Vice Chairman
of the Board, one (1) President, and a small number of Vice Presidents, Senior Executive Directors, and Executive Directors may be respectively appointed by a resolution of the Board of Directors.
(Newly established)	3. A small number of Executive Advisors may be
established at the Company by resolution of the Board of Directors.

Current Articles of Incorporation		Proposed Amendment

(Election of Directors with special titles)		(Moved to Article 22 and integrated)
Article 21	The President shall be elected by a resolution of the Board of Directors.
2. One (1) President and a small number of Vice President, Senior Executive Directors, and Executive Directors may be elected by a resolution of the Board of Directors.

(Commissioning of Advisors)		(Advisors)
Article 22	The Board of Directors may by resolution appoint Advisors to the Company.	Article 23	The Board of Directors may by resolution appoint a small number of Advisors to the Company.

(Newly established)		(Authorized convocator and Chairman of meeting of the Board of Directors)
		Article 24	Unless otherwise established by law, meetings of the Board of Directors shall be convened by the Chairman of the Board or the President by resolution of the Board of Directors, and he shall act as the Chairman.
2. If an accident should befall the Chairman of the Board or the President, then the Board of Directors shall follow the prescribed order, and other Directors shall assemble the meeting of the Board of Directors and act as the Chairman.

(Newly established)		(Method of resolution of Board of Directors)
		Article 25	A resolution of the Board of Directors shall be made by a majority of Directors who may participate in the resolution in attendance, and carried by a majority of the Directors in attendance.
2. When conditions of Article 370 of the Corporate Law have been fulfilled, the Company shall consider there to have been a resolution of the Board of Directors.

(Compensation of Directors and retirement bonus)		(Moved to Article 27)
Article 23	The compensation of Directors and retirement bonus shall be determined by resolution of the Board of Directors.

(Board of Directors regulations)		(Board of Directors regulations)
Article 24	The management of the Board of Directors and other matters related to it shall be handled in accordance with the Board of Directors’ regulations established by the Board of Directors.	Article 26	In addition to matters established by laws or ordinances, or by these Articles of Incorporation, the management of the Board of Directors and other matters related to it shall be handled in accordance with the Board of Directors’ regulations established by the Board of Directors.

(Moved from Article 23)		(Compensation of Directors, etc.)
		Article 27	Remuneration, bonuses and other property benefits received from the Company as compensation for services rendered (hereinafter, “compensation, etc.”) shall be determined by resolution of the General Meeting of Shareholders.

(Exemption of the Directors from liability)		(Exemption of the Directors from liability)
Article 25	The Company may waive the responsibilities of the Directors pursuant to Article 266, Paragraph 1, Item 5 of the Commercial Code, within the limits established by the law by resolution of the Board of Directors in accordance with provisions of Article 266, Paragraph 12 of the Commercial Code.	Article 28	The Company may as provided for in Article 426, paragraph 1 of the Corporate Law exempt Directors (including former Directors) from liabilities for damages arising from failure to perform duties to the extent permitted by law or regulation, by resolution of the Board of Directors.

(External director liability limitation agreement)		(External director liability limitation agreement)
Article 26	The Company may enter into agreements between external Directors which limit the amount of liability for damages due to acts of the said external Directors described in
	Article 266, Paragraph 1, Item 5 of the Commercial Code to an amount of at least 20 million yen decided in advance or the amount stipulated by law, whichever is higher.	Article 29	The Company may enter into agreements with external Directors, which limit the amount of liability for damages arising from failure to perform duties provided for in Article 427, paragraph 1 of the Corporate Law, provided, however, that the maximum amount of liability for damages under such agreement shall be the amount provided by law or regulation. However, the limit on the liability for damage based on the agreement in question shall be an amount of at least 20 million yen decided in advance or the amount stipulated by law, whichever is higher.

Current Articles of Incorporation		Proposed Amendment

Chapter V Auditors and Board of Auditors		Chapter V Auditors and the Board of Auditors

(Number of Auditors)		(Number of Auditors)
Article 27	The Company shall have no more than four (4) Company auditors.	Article 30	(same as at present)

(Method of electing auditors)
(Electing Auditors) Article 28 Auditors shall be elected at a General Meeting of Shareholders.		Article 31 Auditors shall be elected by resolution at a General Meeting of Shareholders.
	2. The election of an Auditor shall be by resolution carried by a majority of voting rights of the shareholders in attendance who hold at least one-third of voting rights of all shareholders who can exercise their voting rights.		2. A resolution for the election of an Auditor shall be carried by a majority of voting rights of the shareholders in attendance who hold at least one-third of voting rights of shareholders who can exercise their voting rights.

(Appointment of substitute auditors)		(Efficacy of resolution for the appointment of substitute auditors)
Article 29	In the event the number of auditors is less than stipulated by law, the Company may appoint substitute auditors in advance at the General Meeting of Shareholders.
2. The election of Auditors shall be carried by a majority of shareholders with at least one-third of all shareholder voting rights in attendance.
	3. The efficacy of the preliminary selection pursuant to provisions of Paragraph 1 shall be until the holding of the first regular General Meeting of Shareholders to follow the General Meeting of Shareholders where the election in question was made.	Article 32	The term for which the resolution for the appointment of substitute auditors shall remain in effect pursuant to Article 329, Paragraph 2 of the Corporate Law shall be until the start of the Ordinary General Meeting of Shareholders related to the last accounting term to conclude within four years of their appointment, as long as this period is not shortened by the resolution in question.

(Term of Auditors)		(Term of Auditors)
Article 30	The term of the auditors shall expire upon the conclusion of the regular General Meeting of Shareholders related to the final accounting term within four years of their appointment.	Article 33	The term of auditors shall expire upon the conclusion of the regular General Meeting of Shareholders related to the last accounting term to conclude within four years of their appointment.
2. The term of the auditors appointed as substitutes shall be until that time that the term of the Auditor who has left office must expire.
3. If the substitute Auditor stipulated in Paragraph 1 of the preceding article who has been selected in advance should be appointed as an Auditor, the term of that auditor shall be until the time that the term of the auditor who has left office must expire.	2. The term of the auditors appointed as substitutes for Auditors who have left office before the expiration of their term shall be until that time that the term of the auditor who has left office must expire.
(Deleted)

(Notification of convocation of the Board of Auditors)		(Moved to Article 35)
Article 31	Notification of the convening of a meeting of the Board of Auditors shall be issued to each Auditor at least two (2) days prior to the meeting date. However, when there is an urgent need, this period may be shortened.

(Statutory Auditors)		(Statutory Auditors)
Article 32	Auditors will decide on a standing statutory auditor by mutual election.	Article 34	Standing statutory auditors shall be appointed by resolution of the Board of Auditors

(Moved from Article 31)		(Notification of convocation of Board of Auditors)
		Article 35	(same as at present)
	(Newly established)		2. A meeting of the Board of Auditors may be held without going through convocation procedures with the consent of all of the auditors.

Current Articles of Incorporation	Proposed Amendment

(Compensation of auditors and retirement bonus)	(Moved to Article 37)
Article 33 The compensation of Auditors and retirement
bonus shall be determined by resolution of the Board of Directors.

(Board of Auditors regulations)	(Board of Auditors regulations)
Article 34 The management of the Board of Auditors and other	Article 36 In addition to matters established by laws or
matters related to it shall be handled according to the Board of Auditors regulations established by the Board of Auditors.	ordinances, or by these Articles of Incorporation, the management of the Board of Auditors and other matters related to it shall be handled according to the Board of Auditors regulations established by the Board of Auditors.

(Moved from Article 33)	(Compensation of Auditors, etc.)
Article 37 The compensation of Auditors, etc., shall be determined by resolution of the Board of Directors.

(Exemption of Auditors from liability )	(Exemption of Auditors from liability )
Article 35 The Company may waive the responsibilities	Article 38 The Company may as provided for in Article 426,
of the Auditors pursuant to Article 280, Paragraph 1 of the Commercial Code within the limits established by the law by resolution of the Board of Directors.	paragraph 1 of the Corporate Law exempt Auditors (including former Auditors) from liabilities for damages arising from failure to perform duties to the extent permitted by law or regulation, by resolution of the Board of Directors.

(Newly established)	(External Auditor liability limitation agreement)
Article 39 The Company may enter into agreements with
external Auditors, which limit the amount of liability for damages arising from failure to perform duties provided for in Article 427, paragraph 1 of the Corporate Law, provided, however, that the maximum amount of liability for damages under such agreement shall be the amount provided by law or regulation. However, the limit on the liability for damage based on the agreement in question shall be an amount of at least 20 million yen decided in advance or the amount stipulated by law, whichever is higher.

(Newly established)	Chapter VI ACCOUNTING AUDITORS

(Newly established)	(The election of Accounting Auditors)
Article 40 The Accounting Auditors shall be elected by
resolution of the Board of Directors.

(Newly established)	(Term of Accounting Auditors)
Article 41 The term of Accounting Auditors shall expire
upon the conclusion of the regular General Meeting of Shareholders related to the last accounting term to conclude within one year of their appointment.
2. Unless there has been a special resolution at the regular General Meeting of Shareholders of the preceding paragraph, the accounting auditors shall be reappointed at the regular General Meeting of Shareholders in question.

Current Articles of Incorporation	Proposed Amendment

Chapter VI ACCOUNTING	Chapter VII ACCOUNTING

(Business year and accounting term)	(Business year)
Article 36 The business year of the Company shall be	Article 42 The business year of the Company shall be from
from April 1 of each year through March 31 of the following year, accounts shall be closed on the last day.	April 1 of each year through March 31 of the following year.

(Payment of dividends)
Article 37 Payment of dividends shall be made by the	(Moved to Article 44 and integrated)
Company, to the shareholders or registered pledgees who are entered or recorded in the Company’s record of shareholders at the time of the closing of accounts each year.

(Interim dividends)
Article 38 The Company may distribute cash (hereinafter	(Moved to Article 44 and integrated)
“interim dividends”) to shareholders or registered pledgees who are entered or recorded in the Company’s record of shareholders at the end of September 30 each year pursuant to the provisions of Article 293, paragraph 5 of the Commercial Code.

(Decision-making body for distribution of surplus, etc.)
(Newly established)	Article 43 Matters established in provisions of Article 459,
Paragraph 1 of the Corporate Law, such as the distribution of the Company’s surplus, etc. shall be determined not by resolution of the General Meeting of Shareholders but by a resolution of the Board of Directors, unless otherwise established by law.

(Record date for the distribution of surplus, etc.)
(Newly established)	Article 44 The record date for the Company’s year-end
dividends shall be March 31 of each year.
2. The record date for the Company’s interim dividends shall be September 30 of each year.
3. Other record dates may be established and retained earnings distributed in addition to times stated in the preceding two paragraphs.

(Statute of limitations for dividends, etc.)	(Statute of limitations for dividends, etc.)
Article 39 The Company shall be relieved of its duty to pay	Article 45 When the dividend asset is cash, the Company
dividends and interim dividends when three full years have passed from the start date of said payment.	shall be relieved of its duty to pay when three full years have passed from the start date of said payment and the dividend has not been received.
(Newly established)	2. The cash of the preceding paragraph shall not accrue interest.

(Newly established)	Supplementary provision
The amendment of Article 1 of the Articles of Incorporation will be effective on October 1, 2006. After the effective date this Supplementary provision will be deleted.